UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CARRIAGE SERVICES, INC.
(Exact name of registrant as specified in is charter)

Delaware (State or other jurisdiction of incorporation)	76-0423828 (IRS Employer Identification No.)
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
(Address, including zip code, of principal executive offices)
CARRIAGE SERVICES, INC.
2006 LONG-TERM INCENTIVE PLAN
(Full title of plan)
Melvin C. Payne
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
(Name and address of agent for service)
(713) 332-8400
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	Per Share Price(2)	Offering	Fee
Common Stock, $0.01 par value	1,350,000	$4.17	$5,629,500	$602.36

Notes:

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Act”) this registration statement covers an indeterminate number of additional shares of Registrant’s common stock that may become issuable pursuant to provisions of the 2006 Long-Term Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Act and is calculated using the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on August 1, 2006 in accordance with Rule 457 (c).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION.
     Carriage Services, Inc. (the “Registrant” or “Carriage”) will send or give the documents containing the information specified in this Item 1 to each participant as specified by Rule 428(b). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Carriage is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
     The Registrant will provide without charge the information specified in Item 2 to each participant as specified by Rule 428(b). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Carriage is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     Carriage hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (excluding any information furnished pursuant to Items 2.02 or 7.01 on a current report on Form 8-K), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)	All other documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act, since December 31, 2005, to the date of this filing (excluding any information furnished pursuant to Items 2.02 or 7.01 on a current report on Form 8-K).

(c)	A description of Carriage’s Common Stock is contained in Carriage’s Registration Statement on Form 8-A/A, File No. 001-11961, as filed with the Securities and Exchange Commission on December 2, 2002.
     Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, we will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be addressed to: Carriage Services, Inc., 3040 Post Oak Blvd., Suite 300, Houston, Texas 77056, Attention: Corporate Secretary, (713) 332-8400.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officer, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:
(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4)	for any transaction from which the director derived an improper personal benefit.
     Our amended and restated bylaws require indemnification of the officers and directors. In addition, Carriage has entered into contractual agreements with all of its directors and executive officers whereby it agrees to indemnify them against any expenses, amounts paid in settlement or other amounts incurred by them by reason of the fact that they are directors or officers of Carriage.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS
Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:
3.1	Carriage Services, Inc. 2006 Long-Term Incentive Plan

5.1	Opinion of Thompson & Knight LLP

23.1	Consent of KPMG, LLP

23.2	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)
ITEM 9. UNDERTAKINGS.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1933, Carriage Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on August 4, 2006.

CARRIAGE SERVICES, INC.

By:	/s/ Melvin C. Payne Melvin C. Payne
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Carriage Services, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Melvin C. Payne and Joseph Saporito, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 4th day of August, 2006.

SIGNATURE	TITLE

/s/ Melvin C. Payne Melvin C. Payne	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Joseph Saporito Joseph Saporito	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Terry E. Sanford Terry E. Sanford	Senior V.P., Treasurer and Chief Accounting Officer (Principal Accounting Officer)

/s/ Vincent D. Foster	Director
Vincent D. Foster

/s/ Joe R. Davis	Director
Joe R. Davis

/s/ Ronald A. Erickson	Director
Ronald A. Erickson

/s/ Mark F. Wilson	Director
Mark F. Wilson

INDEX TO EXHIBITS

Exhibit	Description
3.1	Carriage Services, Inc. 2006 Long-Term Incentive Plan

5.1	Opinion of Thompson & Knight LLP

23.1	Consent of KPMG, LLP

23.2	Consent of Thompson & Knight LLP (included as part of Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page of this Registration Statement)